UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 8, 2013

Enstar Group Limited

(Exact name of registrant as specified in its charter)

Bermuda	001-33289	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

P.O. Box HM 2267, Windsor Place, 3rd Floor 22 Queen Street, Hamilton HM JX Bermuda	N/A
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (441) 292-3645

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02	Non-Reliance on Previously Issued Financial statements or a Related Audit Report or Completed Interim Review

On May 10, 2013, Enstar Group Limited (the “Company”) filed its Quarterly Report on Form 10-Q for the three months ended March 31, 2013 (the “Original Report”). On August 8, 2013, management and the Audit Committee of the Board of Directors of the Company concluded that it is necessary to restate the Company’s unaudited condensed consolidated balance sheet and related financial information as of March 31, 2013 to correct a misstatement, and that therefore the financial statements for this period and the accompanying report of the independent registered public accounting firm should no longer be relied upon. The Audit Committee made this determination following consultation with the Company’s management and the Company’s independent registered public accounting firm, KPMG Audit Limited. Accordingly, the Company plans to present the restated condensed consolidated balance sheet and related financial information as of March 31, 2013 in an amended Quarterly Report on Form 10-Q/A (the “Amended Report”), filed concurrently with this Form 8-K. The misstatement had no impact on the total investments or total assets reported in the condensed consolidated balance sheet as at March 31, 2013 in the Original Report. The misstatement did not impact the Company’s revenue, net earnings, comprehensive income, or shareholders’ equity.

The misstatement was made in connection with the Company’s accounting for the acquisition of all of the shares of Household Life Insurance Company of Delaware (“HLIC DE”) and HSBC Insurance Company of Delaware (collectively with the subsidiaries of HLIC DE, the “Pavonia companies”), an acquisition that closed on March 31, 2013. The Company has determined that approximately $886.7 million of the approximately $1,257.1 million of short-term and fixed maturity investments acquired in its acquisition of the Pavonia companies should have been classified as held-to-maturity, rather than trading, as previously reported. The following table shows the previously reported balances, adjustments, and restated amounts:

Balance as of March 31, 2013	As Previously Reported	Adjustments	As Restated
	(expressed in thousands of U.S.dollars)
Short-term investments, trading, at fair value	$408,254	$(10,268)	$397,986
Short-term investments, held-to-maturity, at amortized cost	0	10,268	10,268
Fixed maturities, trading, at fair value	4,091,509	(876,474)	3,215,035
Fixed maturities, held-to-maturity, at amortized cost	0	876,474	876,474
Fixed maturities, available-for-sale, at fair value	190,110	0	190,110
Equities, trading, at fair value	131,394	0	131,394
Other investments, at fair value	432,034	0	432,034

Total investments	$5,253,301	$0	$5,253,301

The Company believes that the restatement constitutes a material weakness in its internal control over financial reporting and that, therefore, its disclosure controls and procedures were not effective as of the time of the Original Report. The Company has taken steps to remediate its internal control over financial reporting, including implementation of enhanced controls to appropriately evaluate and identify securities to be classified as either available-for-sale, held-to-maturity, or trading at the date of a business combination.

The Audit Committee discussed the matters disclosed in this Form 8-K with KPMG Audit Limited, the Company’s independent registered public accounting firm.

Cautionary Statement Regarding Forward-Looking Statements

This Current Report on Form 8-K contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements regarding the intent, belief or current expectations of the Company and its management team. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. Important risk factors regarding the Company may be found under the heading “Risk Factors” in the Company’s Form 10-K for the year ended December 31, 2012, and are incorporated herein by reference. Furthermore, the Company undertakes no obligation to update any written or oral forward-looking statements or publicly announce any updates or revisions to any of the forward-looking statements contained herein, to reflect any change in its expectations with regard thereto or any change in events, conditions, circumstances or assumptions underlying such statements, except as required by law.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ENSTAR GROUP LIMITED

Date: August 9, 2013	By:	/s/ Richard J. Harris
Richard J. Harris
Chief Financial Officer

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